Exhibit 10.70
November 11, 2008
By Electronic Mail and Overnight Mail
Paula Bennett
President, J. Jill Brand
c/o The Talbots, Inc.
One Talbots Drive
Hingham, MA 02043
Dear Paula,
On behalf of The Talbots, Inc. (including its subsidiaries, “Talbots” or the “Company”), in connection with our announced decision to pursue the sale or disposition of the J. Jill brand business (the “J. Jill Business”), we are pleased to offer to you the following.
This agreement is called “Retention Agreement” or “agreement”.
Retention Payment; Benefits Continuation
•	A retention payment in an amount equal to the greater of $1.2 million or two (2) times your then current annual base salary (“Retention Payment”) will be paid to you in a lump sum upon the completion of the “J. Jill Disposition” (except as expressly provided below with regard to an Advance, as hereinafter defined), on the following terms and conditions, provided you remain in the active employment of Talbots for the “Retention Period” up to and including the J. Jill Disposition, using your reasonable best efforts as President of the J. Jill Brand to assist Talbots in the sale or disposition of the J. Jill Business in addition to performing your other executive duties and responsibilities.

•	The “Retention Period” is the period from the date of this agreement to and including the completion of the J. Jill Disposition.

•	“J. Jill Disposition” means the completion of the sale or disposition of the J. Jill Business on or prior to January 1, 2010, under which all or substantially all of the current J. Jill Business is sold, transferred or otherwise disposed of, including but not limited to a stock sale, merger, sale or transfer of assets and liabilities, or other business combination, or dissolution or liquidation, whether in a single transaction or series of transactions (provided that, if a written agreement or agreements, including binding written letter(s) of intent, are entered into for the J. Jill Disposition on or prior to January 1, 2010 and the J. Jill Disposition is completed under or pursuant to such agreement or agreements on or prior to June 30, 2010, then such completed transaction or transactions shall be deemed to be the J. Jill Disposition under this Agreement and the Retention Period shall include the period up to and including such completed transaction or transactions).

Paula Bennett
November 11, 2008

•	Following the J. Jill Disposition and provided you meet the terms for payment of the above Retention Payment, if you do not continue with or accept a position with an acquiror of the J. Jill Business, we will arrange for you to continue to participate (through COBRA or otherwise), on substantially the same terms and conditions (including the same level of Company contributions and any normal required employee contribution) as in effect for you and your family immediately prior to such J. Jill Disposition, in the medical and dental programs provided by the Company immediately prior to such sale or disposition, until the earlier of (i) twenty-four (24) months or (ii) such time as you may be eligible to be covered by any comparable benefits of a subsequent employer determined on a benefit by benefit basis (and you agree to notify us at such time as you may begin employment with another employer or become eligible to participate in any benefit or welfare plans or arrangements with another employer).

•	If before the end of the Retention Period you voluntarily terminate your employment with the Company (other than for Good Reason as defined in your Severance Agreement) or the Company terminates you for Cause, you will forfeit your right to a Retention Payment and to Benefits Continuation under this Retention Agreement and this Retention Agreement will be null and void. However, if before the end of the Retention Period you terminate your employment with the Company for Good Reason as defined in your Severance Agreement, or the Company terminates you for reasons other than Cause, then you will be entitled to receive the amounts and benefits to which you are entitled under your Severance Agreement (or Change in Control Agreement, if applicable), plus, in the event of a completion of a J. Jill Disposition, the additional pro-rated amount of your Retention Bonus as provided for below.

•	Concurrently with the completion of a J. Jill Disposition provided you remain in the active employment of Talbots for the Retention Period up to and including the J. Jill Disposition, you will be entitled to be paid the Retention Payment and be entitled to the Benefits Continuation provided to you under this agreement and your employment with Talbots will be deemed to have been involuntarily terminated, and your rights upon such termination of employment will be exclusively governed by this Retention Agreement notwithstanding anything to the contrary set forth in the Offer Letter, Severance Agreement or Change in Control Agreement.

•	For purposes of clarification, if you are entitled to be paid the Retention Payment and entitled to receive (subject to the above eligibility terms) Benefits Continuation under this agreement, you will not be entitled to severance pay or severance benefits under your Severance Agreement, Change in Control Agreement or any other severance agreement, plan or arrangement with the Company or any of its subsidiaries, and if your employment is terminated other than in connection with a J. Jill Disposition and you are entitled to receive severance pay and benefits under your Severance Agreement, Change in Control Agreement or any other agreement, plan or arrangement of the Company or any of its subsidiaries, you will not be entitled to a Retention Payment or Benefits Continuation under this agreement (except as expressly provided below) or severance pay or severance benefits under any other agreement, plan or arrangement of the Company or any of its subsidiaries.

Paula Bennett
November 11, 2008

•	If a “Change in Control” as defined in the Change in Control Agreement were to occur while the Change in Control Agreement continues in effect, then this agreement will be null and void and your severance pay and benefit rights will be governed exclusively by the Change in Control Agreement (provided that, if a J. Jill Disposition occurs following a termination of your employment which triggers payment of severance and benefits under your Change in Control Agreement but prior to the expiration of the Retention Period, you would also be entitled to an additional payment, if any, equal to the positive difference produced by subtracting (A) from (B), where:
(A) is an amount equal to your total aggregate severance pay entitlement under Section 1(b) of your Change in Control Agreement, and
(B) is an amount equal to the Retention Payment multiplied by a fraction, the numerator of which is the total number of days from the above date of this Agreement to the date of your employment termination date, and the denominator of which is the total number of days from the above date of this agreement to the date of the completion of the J. Jill Disposition.
In the event such an additional payment is payable to you under the above provision, such payment shall be subject to and conditioned on your execution and delivery to the Company of an additional release of claims, at the time of such additional payment, satisfying the requirements for a release of claims set forth below in this Retention Agreement).

•	If during the Retention Period your employment terminates due to death, Disability or termination by the Company without Cause or termination by you for Good Reason (as defined in your Severance Agreement), this agreement will be null and void and your severance pay and benefit rights will be governed exclusively by your Severance Agreement (provided that, if the J. Jill Disposition occurs following such an employment termination with the Company but prior to the expiration of the Retention Period, you would also be entitled to an additional payment, if any, equal to the positive difference produced by subtracting (A) from (B), where:
(A) is an amount equal to your total aggregate severance pay entitlement under Section 1(b) of your Severance Agreement, and
(B) is an amount equal to the Retention Payment multiplied by a fraction, the numerator of which is the total number of days from the above date of this Agreement to the date of your employment termination date, and the denominator of which is the total number of days from the above date of this agreement to the date of the completion of the J. Jill Disposition.

Paula Bennett
November 11, 2008

In the event such an additional payment is payable to you or your legal representative or your estate under the above provision, such payment shall be subject to and conditioned on your execution and delivery to the Company of an additional release of claims, at the time of such additional payment, satisfying the requirements for a release of claims set forth below in this Retention Agreement).

•	If the completion of the J. Jill Disposition has not occurred prior to November 11, 2009 and on that date you remain in the active employment of Talbots (and provided the Company has not notified you in writing that it has determined not to proceed further with the proposed J. Jill Disposition for any reason), the Company will advance to you a lump sum payment in an amount equal to twenty-five percent (25%) of the greater of $1.2 million or two (2) times your then current annual base salary (the “Advance”) subject to your providing a release satisfying the requirements set forth below. After having received the Advance, (A) if you later become entitled to any payment under this Retention Agreement or any payment under your Severance Agreement or your Change in Control Agreement, the total amount of any such payments made to you will be offset by the amount of the Advance, or (B) should your employment be terminated for Cause or should you voluntarily terminate your employment with the Company (other than for Good Reason as defined in your Severance Agreement), you will be required to reimburse the Company for the full amount of the Advance over a six month period.
Outstanding Equity Awards
•	Your current outstanding restricted stock award and any subsequent restricted stock award(s) will continue to vest, in accordance with the existing vesting schedule for such award(s), for a period of 120 days immediately following your employment separation date resulting from the completion of the J. Jill Disposition, on which date all then unvested restricted stock will terminate and the Company will be deemed to have exercised its repurchase option for all unvested shares.

•	Your current outstanding stock option award and any subsequent stock option award(s) covering shares of Talbots common stock will continue to vest, in accordance with the existing vesting schedule for such award(s), until your employment separation date resulting from the completion of the J. Jill Disposition, at which time all then unvested stock options will terminate and you will have a period of three (3) years from such date within which to exercise your vested stock options.

•	Except as otherwise provided immediately above, your equity awards will continue in effect in accordance with their respective terms.
Equity Compensation
•	You will continue to be eligible to receive during your employment with the Company such equity incentive compensation as may be awarded to you from time to time by Compensation

Paula Bennett
November 11, 2008

Committee of the Talbots Board of Directors (the “Compensation Committee”) pursuant to The Talbots, Inc. 2003 Executive Stock Based Incentive Plan as the same may be amended or superseded from time to time (“Equity Plan”). All incentive awards granted to you will be subject to the terms and conditions of the Equity Plan and the applicable award agreements, except as expressly provided above under “Outstanding Equity Awards”. You understand and agree that the number and timing of any future stock option awards or restricted stock awards will be subject to the Compensation Committee’s sole discretion.
Annual Incentive Award Opportunity
•	You will continue to be eligible to participate in the Company’s annual cash incentive program during your employment with the Company, at the level provided in your Offer Letter, subject to the terms and conditions of that incentive program as exclusively determined by the Compensation Committee in its discretion and provided you are employed by the Company at the time the Compensation Committee determines the amount of any annual awards based on achievement against annual performance goals and such awards are paid to other senior Company executives following the completion of a fiscal year.
Effect on Other Agreements
•	Your Offer Letter dated January 3, 2008 (“Offer Letter”), your Severance Agreement dated January 28, 2008 (“Severance Agreement”) and your Change in Control Agreement dated January 28, 2008 (“Change in Control Agreement”) will each continue to be in effect up to the completion of the J. Jill Disposition.

•	Upon the completion of the J. Jill Disposition, the Offer Letter, the Severance Agreement and the Change in Control Agreement will each automatically terminate, except that:
(i) the provisions of the Offer Letter under “Restrictive Covenants” will continue in effect in accordance with this agreement following any termination of the Offer Letter,
(ii) the payment of your minimum fiscal year 2008 guaranteed bonus payment and any other bonus or annual cash incentive payment to which you may be entitled under the terms of the Offer Letter and the applicable terms and conditions of the bonus or incentive plan will continue to be paid in accordance with the Offer Letter, and
(iii) Company will reimburse you for any expenses to which you are entitled under the Offer Letter.
•	In the event that the Company notifies you in writing that the Company has determined not to proceed further with the proposed J. Jill Disposition for any reason, this Retention Agreement will be null and void and your Offer Letter, your Severance Agreement and your Change in Control Agreement with Talbots would each continue in effect.

Paula Bennett
November 11, 2008

Restrictive Covenants
•	Each of your “restrictive covenants” set forth in the provisions of your Offer Letter under “Restrictive Covenants” (including your “Confidentiality” covenant, your “Non-Disparagement” covenant, your “Nonsolicitation” covenant and your “Non-Competition” covenant) shall survive termination of your Offer Letter. In addition, each of such covenants are incorporated into this Retention Agreement as if set forth in full herein, and you agree to abide by the terms of such covenants prior to and following any J. Jill Disposition and/or any separation from employment with Talbots.

•	However, for purposes of your “Non-Competition” covenant (as set forth in your Offer Letter and as incorporated herein), the following shall apply:
(i) if and in the event of a completion of a J. Jill Disposition to an acquiror, it is understood and agreed that your continued employment with such acquiror in performing duties as part of the continuing J. Jill brand business will not be deemed “in competition with the principal businesses carried on by the Company” for purposes of your Non-Competition covenant;
(ii) if and in the event of a completion of a J. Jill Disposition, you will be required to abide by such Non-Competition covenant set forth in your Offer Letter throughout your employment but only for a period of six (6) months after the termination or cessation of your employment for any reason, except as set forth below under (iii); and
(iii) if and in the event of a completion of a J. Jill Disposition (A) to an acquiror and such acquiror does not offer you employment, or such acquiror does not offer you a position comparable to the level of a senior executive of a major branded business and provided you do not accept a position with the acquiror or (B) as a result of a liquidation of the J. Jill Business and not as a result of a sale or disposition of the J. Jill Business to one or more acquirors, you will be required, at the Company’s option and in consideration for a payment in a gross amount equal to one-half your then current annual base salary payable in equal installments in accordance with normal Company payroll practices, to abide by such Non-Competition covenant set forth in your Offer Letter for a period of six (6) months after the termination or cessation of your employment for any reason. Such payment, if any, will be made in addition to any other payment to which you may be entitled under this agreement.
Other
•	Nothing in this agreement will reduce, modify or otherwise limit any of your rights and benefits as may exist under the terms of any qualified, nonqualified or supplemental 401(k), savings, or deferred compensation plans of the Company (excluding any severance or severance compensation agreements, plans or arrangements).

Paula Bennett
November 11, 2008

•	The Company may deduct from your payments otherwise due under this agreement, such withholding taxes and similar governmental payments and charges as may be required.

•	The Company’s obligation to make the payments and provide the benefits to you as set forth in this agreement will be conditioned upon and subject to you having delivered to the Company an executed full and unconditional release (that is no longer subject to revocation) of any and all claims against the Company, its parent entities, affiliates, employee benefit plans and fiduciaries (to the extent permissible under ERISA), and their respective officers, employees, directors, agents and representatives, other than the Company’s obligations under this agreement, satisfactory in form and content to the Company’s counsel.

•	You agree reasonably to cooperate with the Company prior to and in the 60 day period immediately following any separation from employment with the Company, subject to your other commitments. It is understood that it is expected that you generally would be able to fulfill this commitment remotely and need not be present at Company facilities. You will also be reimbursed for any actual out of pocket expenses incurred by you in connection with fulfilling this commitment, including, but not limited to travel, meals, and lodging.

•	Notwithstanding anything to the contrary in this agreement or in any other severance agreement or severance arrangement between you and the Company, including without limitation your Severance Agreement and your Change in Control Agreement (for purposes of this subsection, all collectively referred to as the “agreements”), it is the intention of the parties that each of such agreements comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations or other guidance issued thereunder, and the agreements and the payments of any benefits thereunder will be operated and administered accordingly. Specifically, but not by limitation, you agree that if, at the time of termination of employment, the Company is considered to be publicly traded and you are considered to be a specified employee, as defined in Section 409A (and as determined as of December 31 preceding your termination of employment, unless your termination of employment occurs prior to April 1, in which case the determination will be made as of the second preceding December 31), then some or all of such payments to be made under the agreements as a result of your termination of employment will be deferred for no more than 6 months following such termination of employment, if and to the extent the delay in such payments is necessary in order to comply with the requirements of Section 409A of the Code after utilizing the short-term deferral and involuntary separation pay plan regulations. Upon expiration of such 6 month period (or, if earlier, your death), any payments so withheld will be distributed to you, with a payment of interest thereon credited at a rate of prime plus 1% (with such prime rate to be determined as of the actual payment date). The foregoing provisions of this subsection are hereby incorporated into and made a part of your Severance Agreement and your Change in Control Agreement.

Paula Bennett
November 11, 2008

Arbitration; Mediation
•	Any dispute, controversy or claim between the parties arising out of or relating to this agreement or all related agreements referenced herein, will be exclusively settled by arbitration conducted by a single arbitrator in The Commonwealth of Massachusetts, in accordance with the Commercial Rules of the American Arbitration Association then in force and each party will bear their own expenses including attorneys fees, provided, however, you acknowledge that in the event of a violation of any restrictive covenants referred to above, the Company will be entitled to obtain from a state or federal court in The Commonwealth of Massachusetts, temporary, preliminary or permanent injunctive relief (without the necessity of posting any bond or other security), which rights will be in addition to any other rights or remedies to which it may be entitled. We each hereby irrevocably consent to the exclusive jurisdiction of any federal court or state court located in The Commonwealth of Massachusetts, and you hereby agree that process in any suit, action or proceeding may be served anywhere in the world in the same manner as provided for notices to a party as provided in the Notice provision of the Severance Agreement. Moreover, nothing in this provision prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency relating to discrimination or bias (except that you acknowledge that you may not recover any monetary benefits in connection with any such proceeding). Notwithstanding the foregoing, the Company and you agree that, prior to submitting a dispute under this agreement to arbitration, the parties agree to submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, Boston, Massachusetts, Resolution Center (or any successor location), pursuant to the procedures of JAMS International Mediation Rules conducted in The Commonwealth of Massachusetts (however, such mediation or obligation to mediate will not suspend or otherwise delay any termination or other action of the Company or affect the Company’s other rights).
Miscellaneous
•	This agreement together with your Offer Letter, Severance Agreement and Change in Control Agreement (collectively, the “Documents”) constitute the entire understanding between you and the Company with respect to the subject matter of this agreement and cannot be modified, altered or waived unless it is done in a writing signed by both you and the Company. If there is any conflict between the terms of these Documents and any other document related to your employment or any separation from employment, the terms of these Documents will control. This agreement is governed by the laws of The Commonwealth of Massachusetts (other than its rules for conflicts of laws). This agreement is personal in nature to the Company and your rights and obligations under this agreement may not be assigned by you. This agreement will be binding upon and inure to the benefit of the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction, permitted assigns, executors, administrators, personal representatives, and heirs).

Paula Bennett
November 11, 2008

•	It is the intention of the parties that the provisions of this agreement will be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof, will not render unenforceable or impair the remainder of this agreement. Accordingly, if any provision of this agreement will be determined to be invalid or unenforceable, either in whole or in part, this agreement will be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this agreement in order to render the same valid and enforceable to the fullest extent permissible.

•	The Executive acknowledges and affirms that money damages cannot adequately compensate the Company for any breach your restrictive covenants under this agreement and that the Company would be entitled to seek equitable relief to prevent or otherwise restrain any actual or threatened breach of the any restrictive covenants referred to in this agreement and/or compel specific performance of or other compliance with the terms thereof.

•	This agreement is not a contract to employ you for a definite time period, and is not intended to be and does not constitute a contract or part of a contractual agreement for continued employment, either express or implied, between the Company and you, it being acknowledged that your employment is “at will” and that either you or the Company may terminate the employment relationship at any time, for any or no reason, with or without Cause and with or without prior notice, all subject, however, to the your express rights set forth in this agreement or in the Severance Agreement or Change in Control Agreement, as applicable.

•	For the purpose of this agreement, notices and all other communications provided for in this agreement shall be in writing and shall be deemed to have been duly given when delivered or when mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:
The Talbots, Inc.
One Talbots Drive
Hingham, Massachusetts 02043
Attention: Executive Vice President/Human Resources and Administration, Talbots
with a copy to:
The Talbots, Inc.
211 South Ridge Street

Paula Bennett
November 11, 2008

Rye Brook, New York 10573
Attn: General Counsel
To the Executive:
Paula Bennett
[Home Address]
with a copy to:
Shechtman Halperin Savage LLP
One North Broadway, Suite 1004
White Plains, NY 10601
Attn: Bruce S. Klein, Esq.
Definitions
•	For purposes of this agreement, the terms “Cause” and “Disability” shall have the same meaning as set forth in your Severance Agreement.
Confidential Nature of Agreement
•	By accepting the terms of this agreement, you agree to keep the terms of this agreement confidential, and agree not to disclose the terms and conditions of this agreement to any other employee or other third party (except to your immediate family and legal or financial advisors). Any breach of confidentiality during the Retention Period will be considered Cause for termination and result in immediate forfeiture of your rights under this agreement and the forfeiture of the Retention Payment.
Cooperation and Communications during Process
•	In connection with the process to be followed by Talbots in pursuing a sale or other disposition of the J. Jill brand business, you agree to use all reasonable best efforts to assist and cooperate in such process with the Company and its financial and legal advisors and other representatives, and you understand and agree that you are not to engage in any communications with or provide any information to any potential acquiror, bidder or other person, entity or group potentially interested in acquiring all or any portion of the J. Jill brand business except as and to the extent so requested or approved in advance by the Company.

Paula Bennett
November 11, 2008

Paula, if you agree with the above, kindly sign and return a copy of this agreement to my attention.

Very truly yours, THE TALBOTS, INC.
By:	/s/ John Fiske, III
John Fiske, III
Executive Vice President, Human Resources and Administration

Accepted and agreed this 11th day of November, 2008
/s/ Paula Bennett
Paula Bennett